Exhibit 99.1

www.avanex.com

For immediate release

Avanex Announces $35 Million Senior Convertible Notes Offering

FREMONT, Calif. – (May 17, 2005) – Avanex Corporation (Nasdaq: AVNX) announced today that it has entered into definitive agreements with institutional accredited investors relating to a private placement of $35 million of 8.0% Senior Secured Convertible Notes due 2008. The placement is expected to close on Thursday, May 19, 2005, subject to customary closing conditions. The notes are convertible into shares of common stock at a price of $1.21 per share. Interest will be payable in advance for the period to and including May 19, 2007. The Company intends to use the net proceeds from the offering for general corporate purposes, including working capital and restructuring activities.

In connection with the issuance of the notes, the investors will be issued warrants which will be exercisable for 8,677,689 shares of the Company’s common stock. The warrants expire three years from the initial closing and are exercisable at $1.5125 per share.

The notes, warrants and shares of common stock issuable upon conversion of the notes or exercise of the warrants have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Avanex has agreed to file a registration statement with the SEC covering resale of the shares underlying the notes and the warrants within 30 days of closing.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the notes, warrants or the shares of common stock issuable upon conversion of the notes or exercise of the warrants and shall not constitute an offer, solicitation or sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. This press release is being issued pursuant to Rule 135c under the Securities Act.

Forward-looking Statements

This press release contains forward-looking statements regarding the anticipated closing of the private placement. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include any event that would cause the Company or the investors to breach any of their representations and warranties under the purchase agreement. Further factors that could affect the Company are described in the risk factors contained in the Company’s SEC filings including the Company’s Quarterly Report on Form 10- Q filed with the SEC on May 10, 2005. The Company assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Corporate Headquarters

40919 Encyclopedia Circle, Fremont, CA 94538 USA • Telephone 510-897-4188 Fax 510-897-4189

Contact Information:

Investor Relations	Media
Mark Weinswig	Cynthia Quan
Phone: 510-897-4344	Phone: 510-897-4211
Fax: 510-897-4345	Fax: 510-897-4343
e-mail: mark_weinswig@avanex.com	e-mail: cynthia_quan@avanex.com

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